Exhibit 99.2


(For Immediate Release)


                    PARAGON TRADE BRANDS SECURES $75 MILLION
                         LIQUIDITY FINANCING COMMITMENT

         FINANCING TO ENABLE PARAGON TO MAINTAIN OPERATIONS AND DELIVERY
                             OF ITS PRODUCTS WHILE
                      PURSUING AN APPEAL OF RECENT JUDGMENT


Norcross, GA, January 9, 1998 - Paragon Trade Brands, Inc. (NYSE: PTB) today announced that it has received a commitment for a $75 million liquidity facility from the Chase Manhattan Bank, subject to the completion of due diligence, execution by the parties of definitive documentation and approval by the Bankruptcy Court. The funds will be used by the Company to meet its current obligations and operate its business in the ordinary course.

The liquidity financing will ensure that the Company is able to conduct its business in the ordinary course while it develops a proposed plan of reorganization to restructure its financial obligations. Paragon is also planning to pursue an appeal of a recent adverse judgment in a patent infringement lawsuit with The Procter & Gamble Company as well as an antitrust counterclaim which was previously dismissed by the Court.

Paragon previously announced that it had filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. The petition was filed with the United States Bankruptcy Court for the Northern District of Georgia.

Paragon's legal advisers are Willkie Farr & Gallagher and Alston & Bird. The Company's financial adviser is The Blackstone Group.

Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers in the United States and Canada. Paragon manufactures a line of premium and economy diapers, training pants, feminine care and adult incontinence products and household cleaners and air freshener products, which are distributed throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market the products under their own store brand names. Paragon has also established international joint ventures in Mexico, Argentina and Brazil for the sale of infant disposable diapers and other absorbent personal care products.



Alan J. Cyron
Executive Vice President and Chief Financial Officer
Paragon Trade Brands, Inc.
180 Technology Parkway
Norcross, GA 30092
770/300-4200



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